Exhibit 99.1

Community Bankers Trust Corporation Announces Quarterly Dividend

February 28, 2019 (Richmond, Virginia) – Community Bankers Trust Corporation (NASDAQ: ESXB), the holding company for Essex Bank, announced today that its Board of Directors has declared a quarterly dividend of $0.03 per share with respect to the Company’s outstanding common stock. The dividend will be payable on April 1, 2019 to shareholders of record at the close of business on March 15, 2019.

Rex L. Smith, III, President and Chief Executive Officer of the Company and the Bank, stated, “We are very pleased to be in a position to begin paying again a dividend on our common stock. This step is a sign of our strong capital position and our ability to generate consistent earnings growth. While we are still a growth company with a strong return on equity, we realize the positive effect that a dividend can have on investors, both current ones and future ones, and in turn increased demand for our stock. The dividend is a first step in 2019 as we continue to pursue all of our growth strategies.”

The Company, which last paid a dividend on its common stock in 2010, intends to recommence paying a cash dividend on a quarterly basis. The payment of dividends is subject to the discretion of the Board of Directors, and future cash dividend payments to shareholders will depend upon a number of factors, including future earnings, alternative investment opportunities, financial condition, cash requirements and general business conditions.

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About Community Bankers Trust Corporation and Essex Bank

Community Bankers Trust Corporation is the holding company for Essex Bank, a Virginia state bank with 26 full-service offices, 20 of which are in Virginia and six of which are in Maryland. The Bank also operates one loan production office in Virginia.

Additional information on the Bank is available on the Bank’s website at www.essexbank.com. For information on Community Bankers Trust Corporation, please visit its website at www.cbtrustcorp.com.

Forward-Looking Statements

This press release contains a forward-looking statement about the Company’s payment of dividends. This statement is made on the basis of the Company’s views and assumptions as of this time, and the Company undertakes no obligation to update this statement unless required by law.  This statement is not a guarantee of future performance, and actual events or results may differ materially from this statement. Investors should consult the periodic and other reports that the Company files from time to time with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017) for information about certain factors, risks and uncertainities that could cause such differences. Copies of these filings may be obtained by visiting the Company’s website at www.cbtrustcorp.com.

Contact: Bruce E. Thomas
Community Bankers Trust Corporation
804-934-9999